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                                                                     EXHIBIT 5.1

                               OPINION RE LEGALITY

                                  May 24, 2000

Spectra-Physics Lasers, Inc.
1335 Terra Bella Avenue
Building 7
Mountain View, California  94043

                  Re: Spectra-Physics Lasers, Inc.: 3,000,000 Shares of Common Stock

Gentlemen and Ladies:

                  We have acted as counsel for Spectra-Physics Lasers, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 3,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock") proposed to be issued pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the Company's 2000 Stock Incentive Plan and its 2000 Employee Stock Purchase Plan (together the "Plans").

                  We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to enable us to give this opinion.

                  Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized by the Company, and that the Shares issuable in accordance with the terms of the Plans, and delivered to participants will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,